                                                                   Exhibit 10.13

                    FOURTH AMENDMENT TO SETTLEMENT AGREEMENT


         THIS FOURTH AMENDMENT TO SETTLEMENT AGREEMENT (this "AMENDMENT") is executed as of this 11th day of March, 1999, by and among MARRIOTT INTERNATIONAL, INC., a Delaware corporation ("MARRIOTT"), PATRIOT AMERICAN HOSPITALITY, INC., a Delaware corporation ("PAH"), and WYNDHAM INTERNATIONAL, INC., a Delaware corporation ("WYNDHAM" and, collectively with PAH, "PATRIOT" ).

                              PRELIMINARY STATEMENT

         A. The parties hereto executed that certain Settlement Agreement dated the 27th day of May, 1998, as amended by that certain First Amendment to Settlement Agreement dated as of August 26, 1998, and as further amended by that certain Second Amendment to Settlement Agreement dated as of October 29, 1998 and the Third Amendment to Settlement Agreement dated as of January 6, 1999 (collectively, the "SETTLEMENT AGREEMENT").

         B. The Merger contemplated by the Settlement Agreement was consummated on June 2, 1998 and, as a result thereof, Patriot and Wyndham are direct or indirect successors in interest to Interstate.

         C. The parties desire to amend the Settlement Agreement in certain respects as contained herein.

         NOW, THEREFORE, in consideration of the mutual premises, obligations, covenants and agreements herein contained and contained in the Settlement Agreement, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

         1. DEFINITIONS. Except as specifically defined herein, all capitalized terms used herein shall have the definitions provided in the Settlement Agreement.

         2. PRIVATE SALE OPTION. Patriot may enter into discussions with third parties to sell all, or a part of, Newco to such third party (the "Purchaser") in a private transaction (a "Sale Transaction"), in lieu of the spin-off of Newco as contemplated under the original Settlement Agreement.

                  a. Patriot may negotiate a non-binding letter of intent (the "Letter of Intent") for the Sale Transaction on or before March 31, 1999 and, if such letter of intent is acceptable to Marriott as provided in Section 2(b) below, Patriot may negotiate a final binding contract (the "Final Binding Contract") for the Sale Transaction. The Final Binding Contract shall be executed no later than midnight on April 14, 1999. The Final Binding Contract may contain customary conditions to closing, but it shall not contain a financing contingency or a due diligence out. Pursuant to the Final Binding Contract, the Purchaser must place at risk a deposit equal to the lesser of 10% of the aggregate consideration to be paid at closing or $3 million. In addition, the Final Binding Contract must contain a provision requiring the closing of the Sale Transaction on or before May 14, 1999.

                  b. The terms of the Letter of Intent and the Final Binding Contract, the structure of the Sale Transaction and the Purchaser must be acceptable to Marriott, in its sole, absolute discretion. Marriott must approve or reject the Letter of Intent and the Final Binding Contract within 5 business days of receiving an executed copy from Patriot.

                  c. Any transaction which occurs under this Section 2 shall be deemed a "Divestiture" under the Settlement Agreement to the same extent as if Newco were spun-off as contemplated in the Settlement Agreement. If a Final Binding Contract is entered into in accordance with this Amendment, Patriot and Marriott shall work together to amend the Settlement Agreement as needed to reflect the substitution of a private sale for the spin-off.

                  d. The Final Divestiture Date and the reference to March 30, 1999 in the first sentence of the second paragraph of Section 5.11 of the Settlement Agreement shall be extended to the earlier of (i) June 14, 1999 or (ii) the date thirty days after:

                           a) March 31, 1999, if Patriot does not enter into a Letter of Intent on or before March 31, 1999,

                           b) the date on which Marriott disapproves the Letter of Intent,

                           c) April 14, 1999, if Patriot does not enter into a Final Binding Contract on or before April 14, 1999, or

                           d) the date on which Marriott disapproves the Final Binding Contract.

         3. TERMS OF THE DIVESTITURE. Section 5.4 of the Settlement Agreement is hereby deleted and replaced with the following (which shall not apply if Newco or its assets are sold privately in a transaction described in Section 2 of this Amendment):

                  The parties desire for Newco to be a strong, viable independent entity, and in order to accomplish such goal, Patriot covenants and agrees that upon consummation of the Divestiture Newco will be as described in the Term Sheet, which is attached hereto and made a part hereof.

         4. NO OTHER CHANGES. Except as specifically amended herein, the Settlement Agreement remains in full force and effect.

         5. COUNTERPARTS. This Amendment may be executed in any number of counterparts, each of which, when so executed and delivered, shall be an original and all of which shall together constitute one and the same instrument.

         6. NOTICE. Notice hereunder shall be given by facsimile, with original by overnight delivery to the parties as set forth below. Notice shall be deemed given when received (if sent by facsimile).

         IN WITNESS WHEREOF, each of the parties hereto has caused its duly authorized representatives to execute this Amendment as of the day and year first written above.

ATTEST:                                MARRIOTT INTERNATIONAL, INC.


                                       By:                                [SEAL]
---------------------------                -------------------------------------
                                           Stephen Joyce
                                           Executive Vice President



                                       PATRIOT AMERICAN HOSPITALITY, INC.


                                       By:                                [SEAL]
---------------------------                -------------------------------------
                                           William W. Evans III
                                           President and Chief Operating Officer


                                       WYNDHAM INTERNATIONAL, INC.


                                       By:                                [SEAL]
---------------------------                -------------------------------------
                                           William W. Evans III
                                           Executive Vice President

                                   TERM SHEET


I.  BALANCE SHEET

         At the time of the Divestiture, select lines of the balance sheet shall be as follows:

         A. ASSETS

                  1. INTANGIBLES. Newco shall have intangible assets valued at approximately $100.5 million.

                  2. RELATED PARTY RECEIVABLES - PATRIOT. The "Related Party Receivable-Patriot" line shall be zero and there shall be no receivables due from Patriot or any affiliate of Patriot except those receivables generated in the ordinary course of managing the assets of Newco (or its subsidiaries). All receivables from related parties (as of a date 5 days prior to the date of the Divestiture) shall be listed on a schedule delivered prior to the Divestiture.

         B. LIABILITIES

                  1. ACCRUED MERGER COSTS. All accrued merger costs from the merger of Interstate and Patriot shall be paid in full (or cash shall be placed in Newco in an amount equal to such accrued merger costs). All costs associated with the formation and implementation of the Newco structure (regardless of whether they are capitalized or a current liability) shall be borne solely by Patriot (which may be accomplished by depositing funds with Newco for such purposes).

                  2. ACCOUNTS PAYABLE. All accounts payable (especially any accounts payable-related parties) shall arise in the ordinary course of business and in good faith. All related parties accounts payable (as of a date 5 days prior to the date of the Divestiture) shall be listed on a schedule delivered prior to the Divestiture.

                  3. DEBT. Newco shall not have any debt that is a non-current liability on its balance sheet in excess of the amount on the balance sheet as of December 31, 1998. Newco shall have cash and cash equivalents (not including any cash and cash equivalents contributed under Section I.D or I.E) equal to all debt that is a non-current liability in excess of the amount on the balance sheet as of December 31, 1998.

         C. COMMITMENTS AND CONTINGENCIES. The "Commitments and Contingencies" line shall be zero. Attached hereto as Annex 1 - Off Balance Sheet Contingent Liabilities is a list which states, to the best of Patriot's (excluding Newco and all of its subsidiaries) knowledge all contingent liabilities of Newco and the status of these liabilities. In particular other than as disclosed on Annex 1, there are no current or potential "parachute" liabilities and all equipment leases for all hotels which are now owned by Patriot will be in the name of Patriot or an affiliate as of the time of the Divestiture. Patriot shall in good faith attempt to resolve each of these contingent liabilities in the manner set forth under the heading "Status" on or prior to the date of the Divestiture (other than those matters that are "Footnote Disclosure only" or "IHC Responsibility"). To the extent that Patriot is unable to resolve these matters prior to the Divestiture and subject to the remainder of this paragraph, Patriot shall (i) pay into an escrow account an amount up to $3,109,000 (which covers only those liabilities with the word "Pay" under Status on Annex 1 and (ii) it shall indemnify Newco or its subsidiaries, as appropriate, in an amount up to $3,856,000 (which covers only those




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



liabilities with the word "Indemnify" under Status on Annex 1; provided, however, that with respect to the indemnification relating to the Y2K Non-Compliance related to Equity Inns, Patriot does not believe that Newco or its affiliates should be liable for these contingent liabilities but, nevertheless Patriot is willing to indemnify Interstate Hotels, LLC for these liabilities on the condition that Patriot (with reasonable participation by Newco and/or its subsidiaries) is entitled to control the negotiations and any litigation with respect thereto)). The amount that Patriot is obligated to either pay for a given contingent liability on Annex 1 prior to Divestiture or place into escrow at Divestiture or indemnify shall be limited to the dollar amount set forth opposite such liability. In addition, as any given contingent liability listed on Annex 1 is resolved (or an amount is contributed to Newco to resolve such liability), the corresponding dollar amount of such escrow obligation or indemnification (as appropriate) shall be reduced. At Divestiture, Newco and Patriot shall enter into one or more Escrow and Indemnification agreements which shall be reasonably acceptable to both Patriot and Marriott.

         D. WORKING CAPITAL. Current assets (before the infusion of cash discussed in Section I.E. below) shall be at least equal to current liabilities.

         E. CASH AND CASH EQUIVALENTS. The "Cash and Cash Equivalents" line shall be no less than $15 million plus any amount required by Section I.B.1, I.C or I.D above (this cash shall be an asset of Newco, not Interstate Hotels, LLC).

II.      INCOME STATEMENT

         A. EXISTING MANAGEMENT CONTRACTS. Interstate Hotels, LLC shall manage the hotels set forth on Annex II hereto pursuant to the existing management contracts, subject to the addition and subtraction of management contracts in the ordinary course of business from and after the date hereof.

         B. AMENDED MANAGEMENT CONTRACTS. Interstate Hotels, LLC shall enter into seven year management contracts with Patriot for the following hotels (the "Six Main Hotels"):

                           Chicago Embassy Suites
                           Phoenix Embassy Suites
                           Schaumburg Embassy Suites
                           Denver Hilton
                           Lisle Radisson
                           San Jose Radisson

         Interstate Hotels, LLC shall also enter into a 30 month management contract (with an aggregate management fee of $100,000 per year) on the Parsippany Hilton. This management contract shall not be terminable for the first 15 months. After the first 15 months, the management contract will be terminable upon the sale of the hotel without the payment of any fee for any period after the sale of the hotel.

         The management contracts shall be on the following terms:

                  1. The management contracts shall be negotiated and executed in full by March 30, 1999 and shall be subject to Marriott's consent, which consent shall not be unreasonably



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


         withheld. Such agreements shall be substantially similar to third party management contracts entered into on an arms' length basis in the ordinary course of business by Newco.

                  2. The management fees for each of the Six Main Hotels shall be as set forth in the second column of Annex III hereto.

                  3. For each of the Six Main Hotel, Interstate shall either have the right to provide all ancillary services (such as insurance) and control all purchasing decisions or Patriot shall annually pay Interstate, for such hotel, an amount equal to 55% of the Adjusted Ancillary Fees (as defined below). For purposes of this Agreement, the Adjusted Ancillary Fees shall mean the 1998 ancillary fees for each hotel, as set forth in the third column of Annex III, which shall be increased by 3% per year, compounded annually.

                  4. Subject to paragraph 5, the last sentence of this paragraph and certain events of default, the agreements for the Six Main Hotels shall be non-terminable. The agreements shall provide that Manager, in the event of an attempted termination, shall have the option of either seeking injunctive relief or accepting liquidated damages equal to all projected future base and incentive fees and ancillary fees (based on the average base and incentive fees for the prior two years, increased for each remaining year by a percentage equal to the CPI for the most recent year) to the end of such contract. In the event that there is a change of control at Newco, Patriot will have the right to terminate the agreements for the Six Main Hotels and Patriot will have no obligation to pay any fees.

                  5. Notwithstanding paragraph 4, (i) until the end of the thirtieth month following the effective date of the management agreement, two of the Six Main Hotels may be terminable on sale, (ii) from the start of the thirty-first month following the effective date of the management agreement until the fifth anniversary of the effective date of the management agreement, an aggregate of four hotels (including the two hotels in clause (i)) may be terminable on sale, and
         (iii) from the fifth anniversary of the effective date of the management agreement until the seventh anniversary of the effective date of the management agreement, all of the hotels may be terminable on sale. In the event that the management agreement applicable to a hotel is terminated pursuant to this paragraph before the end of the thirtieth month following the effective date of the management agreement, the management fees of the remaining hotels shall be adjusted to cover 100% of the lost management fees and ancillary income of such hotel (which amounts shall be increased each year by 3%, compounded annually), as set forth on Annex III hereto. In the event that the management agreement applicable to a hotel is terminated pursuant to this paragraph from the start of the thirty-first month following the effective date of the management agreement until the fifth anniversary of the effective date of the management agreement, the management fees of the remaining hotels shall be adjusted to cover 60% of the lost management fees and ancillary income of such hotel (which amounts shall be increased each year by 3%, compounded annually), as set forth on Annex III hereto. And, in the event that the management agreement applicable to a hotel is terminated after the fifth anniversary date of the management agreement, the management fees of the remaining hotels (if any) shall be adjusted to cover 50% of the lost management fees and ancillary income (which amounts shall be increased each year by 3%, compounded annually), as set forth on Annex III hereto

         (if there are no such remaining hotels, Patriot shall pay Interstate a lump sum for the 50% of the remaining management fees and ancillary income, discounted at a rate of 10%).

                  6. All reserves required by the existing management agreements or franchise agreements shall be at least as well funded at the time of the Divestiture as they were when Patriot purchased Interstate.

         C. CHARLES HOTEL. Patriot shall use its best efforts to transfer, at Divestiture, to Interstate Hotels, LLC all of its direct and indirect interests and rights (however such interests and rights are constituted) in The Charles Hotel at Harvard Square and in Intercarp and any of their respective subsidiaries or affiliated interests. In the event that Patriot is unable to obtain the consents necessary for such transfer, Patriot shall substitute (i) real estate assets generating $1.67 million of EBITDA, (ii) management contracts generating $835,000 of EBITDA, (iii) cash equal to $4,175,000 or (iv) some combination of real estate assets, management contracts and cash with an aggregate value of $4,175,000. For purposes of clause (iv), all management contracts shall be valued using a 5 multiple, all real estate assets shall be valued using a 2.5 multiple and all cash shall be given 100% credit. The specific assets and management contracts shall be subject to the consent of Marriott, which consent shall not be unreasonably withheld.

III.    MANAGEMENT.

         At Divestiture, Tom Hewitt, or another Approved Individual (as defined below), shall become Chairman of the Board and CEO of Newco, Bill Richardson, or another Approved Individual, shall be Chief Financial Officer. An Approved Individual shall be any individual consented to by Marriott, which consent shall not be unreasonably withheld.

IV.      STRUCTURE

         A. INTEREST IN INTERSTATE HOTELS LLC. Newco shall have at least a 45% economic interest in Interstate Hotels LLC.

         B. ABILITY TO BLOCK NEWCO ACTIONS. Section 7.6.1(b)(i) and Section 7.8 of the Articles of Amendment and Restatement of Newco shall be deleted. As a result, Patriot shall not have any rights to approve or disapprove the acquisition by Newco of any interest in property (whether fee simple, leasehold or otherwise). In addition, upon Divestiture, Newco's board of directors shall contain five members (one of which shall be nominated by Marriott, and the remaining four of whom shall be acceptable to both Patriot and Marriott). In the event that, at the first annual meeting of Newco's shareholders, Patriot continues to maintain its REIT status, then the number of directors on Newco's board of directors shall be increased to 11 (one of which shall be nominated by Patriot and one of which shall be nominated by Marriott). For as long as Patriot maintains its REIT status, Newco shall inform Patriot upon the acquisition of any real property and give Patriot information reasonably requested by Patriot regarding the projected and actual income to be produced by such asset; provided, that Patriot shall have no right to object or to consent to the acquisition by Newco of any such assets.

         C. ON-GOING PATRIOT/NEWCO RELATIONSHIP. There shall be no on-going cost sharing agreements, purchasing relationships or any other material contractual relationships with the exception of (i) an equity interest in Newco and Interstate Hotels LLC, (ii) directorship in Newco, (iii) the ownership by Patriot of certain hotels managed by Interstate Hotels LLC and (iv) the contracts discussed below. Patriot may bind any of the hotels owned by it and managed by Newco (or its subsidiaries) with any global or master purchasing contracts. As for any hotels owned by a third party and managed by Newco or any subsidiary, the hotels may be bound by the Sprint and Pizza Hut contracts attached hereto; provided, however, that if Newco is requested by a third party owner to cancel such contract (and such owner has the right to do so under the relevant management contract), then Newco or its subsidiary may terminate such contracts for that hotel (without payment of any penalty or fee).

V.       REVOLVER.

         Patriot shall, together with Newco's CEO and CFO, make a good faith effort to secure a commitment for a credit facility on behalf of Newco in an estimated amount of $10 - 20 million before the Divestiture.

VI.      CONSENTS AND LICENSES.

         A. Prior to the Divestiture, Patriot shall use its best efforts to obtain all necessary consents for the Divestiture and to assign all appropriate liquor and other licenses to Newco or Interstate Hotels, LLC. In addition, to the extent that any liquor or other licenses are currently in the name of Newco or Interstate Hotels, LLC and such licenses are applicable to any hotel owned in whole or in part by Patriot but not managed by Interstate Hotels, LLC or Newco, Patriot shall cooperate to allow the continued operation of the hotels under the current license until the liquor license transfer is completed, and for the period prior to such transfer, Patriot shall indemnify Interstate Hotels LLC and Newco for any costs, expenses or other liabilities that may arise because of such licenses. To the extent that Interstate Hotels, LLC manages any hotels for which Patriot maintains the liquor license (other than with respect to the Patriot owned hotels), and Patriot is unable to transfer the liquor license to Interstate Hotels, LLC prior to the Divestiture, Interstate Hotels, LLC shall cooperate to allow the continued operation of the hotels under the current license until the liquor license transfer is completed, and for the period prior to such transfer, Interstate Hotels, LLC shall indemnify Patriot for any costs, expenses or other liabilities that may arise because of such license.

         B. In the event that Patriot is unable to obtain any consent to transfer a management contract resulting in a loss of projected EBITDA, then, subject to Section VI.C hereof, Patriot shall either (i) substitute management contracts with substantially similar terms and EBITDA or (ii) deposit cash with Newco in an amount equal to five times the lost projected EBITDA. The specific hotels covered by the management contracts and the terms of such management contract shall be subject to Marriott's consent, which shall not be unreasonably withheld.

         C. Notwithstanding anything contained in Section VI.B hereof, if Patriot is unable to obtain the consents to transfer one or more third-party management contracts, Interstate Hotels, LLC may not have less than $9.5 million of projected EBITDA in the year 2000 derived from third-party management contracts. If Interstate Hotels, LLC does have less than $9.5 million of projected



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EBITDA in the year 2000 derived from third party management contracts, then
Patriot must make up such deficit with additional management contracts (pursuant to Section VI.B(i) above) and not with cash (pursuant to Section VI.B(ii) above). For purposes of this paragraph, all projected EBITDA shall be calculated in a manner consistent with Marriott's assumptions concerning the calculation of EBITDA for Newco and its subsidiaries prior to the date hereof (which assumptions currently result in a projected EBITDA from third-party management agreements of $11.3 million).

VII.     D&O INSURANCE.

         Before any Marriott employee signs the Form S-1, Newco shall have in place director and officer insurance reasonably acceptable to Marriott.

                                                                        ANNEX I
                                       OFF BALANCE SHEET CONTINGENT LIABILITIES

-----------------------------------------------------------------------------------------------------------------------
     OFF BALANCE SHEET
  CONTINGENT LIABILITIES               DESCRIPTION                 ESTIMATED LIABILITY                STATUS
-----------------------------------------------------------------------------------------------------------------------
Y2K Non-Compliance           1. As per the 1999 capital       1. Approx. $929,000            1. PAH to PAY up to
(corporate office)           budget (less the PC's and        2. Approx. $1,193,500          $929,000
                             Laptops and the Orlando                                         2. PAH to INDEMNIFY up
                             software upgrades)                                              to $1,193,500
                             2. Equity Inns DMR survey plus
                             remedies
-----------------------------------------------------------------------------------------------------------------------
Litigation Reserves          1. Trezevant litigation          1. Approx. $500,000            1. PAH to INDEMNIFY  up
(uninsured pending           2. General employment            2. Approx. $500,000            to $500,000
lawsuits)                    lawsuits deductibles                                            2. PAH to INDEMNIFY up
                                                                                             to $250,000
-----------------------------------------------------------------------------------------------------------------------
Future Minimum Lease         Assumes 2% CPI in future years   Base Rent - Approx. $700       Footnote Disclosure Only
Payments - Equity Inns                                        million
-----------------------------------------------------------------------------------------------------------------------
Corporate Office             Per PWCL Notes to Combined       Approx. $11.5 million          Footnote Disclosure Only
Bldg. Leases                 Financials
New Memphis Office Lease
for DNG Rapid Freight
-----------------------------------------------------------------------------------------------------------------------
Health Plan Trust (VEBA)     Based on 12/31/98 cash of        Approx. $2.5 million           IHC Responsibility
                             Approx. $3.1 million & Actuary
                             9/30/98 IBNR estimate of $5.5
                             million, there is a deficit
                             (12/31/98 IBNR in process)
-----------------------------------------------------------------------------------------------------------------------
Russian Loans unfunded       IHC has committed to fund        Potential - $750,000           PAH to INDEMNIFY its Pro
                             preopening costs in the form                                    Rata Portion (If
                             of loans up to a predetermined                                  Required) based upon
                             maximum amount                                                  PAH's ownership interest
                                                                                             in Interstate Hotels, LLC
-----------------------------------------------------------------------------------------------------------------------
Wyndham Sprint Telephone     Early term fees for T-1 & Xeta   Approx. $80,000                PAH to PAY $80,000
agreement which includes     equipment as part of Sprint
IHC                          conversion - never received
-----------------------------------------------------------------------------------------------------------------------
Equity Inns Dispute          Dispute regarding leases and     Approx. $2.1 million           PAH to PAY up to $2.1
                             operations                                                      million plus any
                                                                                             franchise application
                                                                                             fees
-----------------------------------------------------------------------------------------------------------------------
Employment Agreements        Certain employees have options   Approx. $1.5 million           PAH to INDEMNIFY for all
                             for up to 90 days post-Spinco                                   elections during the
                             (the Free Look Period) to                                       Free Look Period, up to
                             elect to leave the Company.                                     $1.5 million.
                             These employees are entitled
                             to forgiveness of outstanding
                             loans.
-----------------------------------------------------------------------------------------------------------------------


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

                                                                      ANNEX III

--------------------------------------------------------------------------------------------------------------------------
                                              MANAGEMENT FEE (AS A
                                              PERCENTAGE OF GROSS            ANCILLARY FEES IN        MANAGEMENT FEE IN
                 HOTEL                             REVENUES)                       1998                     1998
--------------------------------------------------------------------------------------------------------------------------
Chicago Embassy Suites                               3.00%                       $139,263                 $618,900
--------------------------------------------------------------------------------------------------------------------------
Phoenix Embassy Suites                               2.80%                       $143,814                 $333,900
--------------------------------------------------------------------------------------------------------------------------
Schaumburg Embassy Suites                            3.00%                       $100,949                 $258,300
--------------------------------------------------------------------------------------------------------------------------
Denver Hilton                                        3.00%                       $143,041                 $347,900
--------------------------------------------------------------------------------------------------------------------------
Parsippany Hilton                              $100,000 per annum                  n.a.                     n.a.
--------------------------------------------------------------------------------------------------------------------------
Lisle Radisson                                       3.00%                       $183,552                 $376,300
--------------------------------------------------------------------------------------------------------------------------
San Jose Radisson                                    2.80%                       $86,240                  $257,300
--------------------------------------------------------------------------------------------------------------------------



                                       11